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                                                                    Exhibit 99.4

                       DISCRETIONARY OPTION GRANT PROGRAM
                       ----------------------------------

                       ADDENDUM TO STOCK OPTION AGREEMENT

                   ACCELERATION UPON INVOLUNTARY TERMINATION
              FOLLOWING CORPORATE TRANSACTION OR CHANGE IN CONTROL

          Article Two, Section III.F. and Section III.G. of the Incentive Plan provide the Plan Administrator with discretion to provide for the automatic acceleration of outstanding options upon the involuntary termination of the optionee's service with the Company within a designated period (not to exceed eighteen (18) months) following a Corporate Transaction in which the option was assumed or following a Change in Control. This Addendum should be included as part of the option documentation only in the limited cases in which the Plan Administrator deems it appropriate.

          In order to complete the Addendum, the optionee's name should be inserted in the first paragraph of the Addendum and the Company should sign and date the Addendum.
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                                   ADDENDUM
                                      TO
                            STOCK OPTION AGREEMENT

          The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement (the "Option Agreement") by and between Odetics, Inc. (the "Corporation") and _____________________________ ("Optionee") evidencing the stock option (the "Option") granted on ________, 199 ___ to Optionee under the terms of the Corporation's 1997 Stock Incentive Plan, and such provisions shall be effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Option Agreement.

                       INVOLUNTARY TERMINATION FOLLOWING
                    CORPORATE TRANSACTION/CHANGE IN CONTROL

          1. To the extent the Option is, in connection with a Corporate Transaction, to be assumed in accordance with Paragraph 6 of the Option Agreement, the Option shall not accelerate upon the occurrence of that Corporate Transaction, and the Option shall accordingly continue, over Optionee's period of Service after the Corporate Transaction, to become exercisable for the Option Shares in one or more installments in accordance with the provisions of the Option Agreement. However, immediately upon an Involuntary Termination of Optionee's Service within eighteen (18) months following such Corporate Transaction, the assumed Option, to the extent outstanding at the time but not otherwise fully exercisable, shall automatically accelerate so that the Option shall become immediately exercisable for all the Option Shares at the time subject to the Option and may be exercised for any or all of those Option Shares as fully vested shares.

          2. The Option shall not accelerate upon the occurrence of a Change in Control, and the Option shall, over Optionee's period of Service following such Change in Control, continue to become exercisable for the Option Shares in one or more installments in accordance with the provisions of the Option Agreement. However, immediately upon an Involuntary Termination of Optionee's Service within eighteen (18) months following the Change in Control, the Option, to the extent outstanding at the time but not otherwise fully exercisable, shall automatically accelerate so that the Option shall become immediately exercisable for all the Option Shares at the time subject to the Option and may be exercised for any or all of those Option Shares as fully vested shares.

          3. The Option as accelerated under Paragraph 1 or 2 shall remain so exercisable until the earlier of (i) the Expiration Date or (ii) the expiration
                      -------
of the one (1)-year period measured from the date of the Optionee's Involuntary Termination.
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          4.   For purposes of this Addendum the following definitions shall be in effect:

               (i) An Involuntary Termination shall mean the termination of Optionee's Service by reason of:

                    (A) Optionee's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

                    (B) Optionee's voluntary resignation following (A) a change in Optionee's position with the Corporation (or Parent or Subsidiary employing Optionee) which materially reduces Optionee's duties and responsibilities or the level of management to which Optionee reports,
          (B) a reduction in Optionee's level of compensation (including base salary, fringe benefits and target bonus under any corporate performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of Optionee's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without Optionee's consent.

               (ii) A Change in Control shall be deemed to occur in the event of a change in ownership or control of the Corporation effected through either of the following transactions:

                        (A) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders, or

                        (B) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time the Board approved such election or nomination.

          5. The provisions of Paragraph 1 of this Addendum shall govern the period for which the Option is to remain exercisable following the Involuntary Termination of Optionee's Service within eighteen (18) months after the Corporate Transaction or Change in Control and shall supersede any provisions to the contrary in Paragraph 5 of the Option Agreement.

                                      2.
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          IN WITNESS WHEREOF, Odetics, Inc. has caused this Addendum to be executed by its duly-authorized officer as of the Effective Date specified below.


                                                ODETICS, INC.


                                                By: ____________________________

                                                Title:__________________________



EFFECTIVE DATE:  _________________, 199__

                                      3.